LEDGEWOOD
A PROFESSIONAL CORPORATION

1900 Market Street, Suite 750, Philadelphia, PA 19103

TEL 215.731.9450 FAX 215.735.2513

www.ledgewood.com

August 14, 2014

RAIT Financial Trust
Cira Centre
2929 Arch Street, 17th Floor
Philadelphia, PA 19104

Ladies and Gentlemen:

We have acted as counsel to RAIT Financial Trust (the “Company”) in connection with its offer and sale of $70.0 million aggregate principal amount of the Company’s 7.125% senior notes due 2019 (the “Securities”), issued pursuant to the Company’s prospectus supplement dated August 11, 2014 (the “Prospectus Supplement”) and the base prospectus dated May 13, 2014 (collectively, the “Prospectus”), forming part of the Registration Statement on Form S-3 (Registration No. 333-195547) (collectively, the “Registration Statement”). The Securities were issued pursuant to a base indenture, dated as of December 10, 2013, by and between the Company and Wells Fargo, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture, dated as of December 10, 2013, as further amended and supplemented by a second supplemental indenture dated as of April 14, 2014, as further amended and supplemented by the third supplemental indenture dated as of August 14, 2014 by and between the Company and the Trustee (the base indenture and supplemental indentures are collectively referred to herein as the “Indenture”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a) The Underwriting Agreement dated August 11, 2014 by and among the Company, and Deutsche Bank Securities Inc., Barclays Capital Inc., Keefe, Bruyette & Woods, Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters;

(b) The Indenture;

(c) The Securities; and

(d) The Registration Statement.

In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all signatories and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies. We are not aware of any facts which would lead us to conclude that any such signatures are not genuine, that any signatory lacked legal capacity or that any document submitted to us is not authentic and, if a copy, that it does not conform to the original.

Our opinion hereinbelow expressed are subject to the following limitations:

1.	In accordance with our general policies, we have assumed that no fraud or dishonesty exists with respect to any matters relevant to the opinions hereinbelow expressed. We have no reason to believe that the foregoing assumption is incorrect.

2.	Our opinion is subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, preferential or fraudulent conveyance, or other similar laws or equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity) relating to or affecting the rights and remedies of creditors generally and by general principles of equity, regardless of whether considered in a proceeding in equity or at law. In addition, we express no opinion regarding rights to indemnification and contribution to the extent that they may be limited or held unenforceable under applicable federal or state securities laws or public policy underlying such laws.

3.	The opinion expressed in this letter is limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

4.	We are attorneys admitted to practice before the courts of the United States, the Commonwealth of Pennsylvania, the State of New York and the State of New Jersey. The opinions set forth herein are limited to matters governed by the laws of the United States and the State of New York, without reference to choice of law provisions thereunder. No opinion is expressed with respect to the laws of any other state or to the application of any such laws. As to matters concerning the enforceability of the Securities against the Company, we have relied upon the opinion of Duane Morris LLP, a copy of which has been furnished to you contemporaneously herewith, which opinion is subject to certain qualifications and limitations therein set forth which are incorporated in this letter by this reference.

Based upon and subject to the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that the Securities are enforceable against the Company in accordance with their terms.

This opinion is being furnished to you for submission to the Securities and Exchange Commission (the “Commission”) as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,
/s/ Ledgewood LEDGEWOOD a professional corporation